Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the reference to DeGolyer and MacNaughton, to the incorporation of the information contained in our “Appraisal Report as of December 31, 2006 on Certain Properties owned by ATP Oil & Gas Corporation” (our Report), and to references to our Report in the Annual Report on Form 10-K of ATP Oil & Gas Corporation for the year ended December 31, 2006 In addition, we hereby consent to the incorporation by reference of such reference to DeGolyer and MacNaughton and to our Report in ATP Oil & Gas Corporation’s previously filed Registration Statements on Form S-3 (Nos. 333-105699 and 333-121662) and on Form S-8 (No. 333-60762).

Very truly yours,

/s/ DeGolyer and McNaughton
DeGolyer and MacNaughton

March 1, 2007